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Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Second Quarter 2020 Results

Second Quarter 2020 Highlights
•Second quarter loss from continuing operations was $13 million, $6 million better than comparable quarter in 2019 driven by certain tax benefits, improved reliability and lower costs offset by demand weakness related to COVID-19

•Second quarter EBITDA of $19 million, down $2 million from comparable quarter in 2019 as impacts from COVID-19 and non-cash Corporate expenses more than offset improvements in Forest Products and Paperboard

•High Purity Cellulose segment improved from first quarter of 2020 driven by higher commodity volumes and lower costs

•$16 million of Free Cash Flow generated in the second quarter driven by reduced capital expenditures and improved working capital added to improved liquidity of $166 million; well within financial debt covenant compliance

•Expecting $31 million cash refund in fourth quarter from 2019 taxes, primarily related to CARES Act benefits
JACKSONVILLE, Fla., August 4, 2020 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a loss from continuing operations for the quarter ended June 27, 2020 of $13 million or $0.20 per diluted share, compared to a loss of $19 million or $0.46 per diluted share for the same prior year quarter.
Year-to-date net loss from continuing operations for the six months ended June 27, 2020 was $38 million, or $0.60 per diluted common share, compared to a net loss of $47 million, or $1.10 per diluted common share for the same prior year period. The decrease in the diluted loss per share was due primarily to the conversion of the Company’s preferred stock into approximately 13 million shares of common stock in August of 2019.
“Second quarter results were below expectations primarily driven by the impacts of COVID-19,” said Paul Boynton, President and Chief Executive Officer. “High Purity Cellulose was impacted from reduced demand for textile, automotive and construction related products and ocean carrier delays, while newsprint demand was adversely affected, severely impacting price realizations and volumes. Despite the market challenges, we continued to focus on operating reliably to meet the needs of our customers, minimizing our costs and improving our cash flow. In addition, we amended our bank debt covenants and increased liquidity, providing us with incremental financial flexibility to manage through the pandemic.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Second Quarter 2020 Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Net sales (in millions)	June 27, 2020	March 28, 2020	June 29, 2019	June 27, 2020	June 29, 2019
High Purity Cellulose	$255	$250	$269	$505	$555
Forest Products	70	82	81	153	156
Paperboard	43	50	50	94	97
Pulp & Newsprint	43	47	65	90	115
Eliminations	(15)	(19)	(14)	(34)	(32)
Total net sales	$397	$410	$450	$807	$891
Operating results comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Operating income (loss) (in millions)	June 27, 2020	March 28, 2020	June 29, 2019	June 27, 2020	June 29, 2019
High Purity Cellulose	$7	$(5)	$7	$2	$4
Forest Products	(4)	(1)	(16)	(5)	(22)
Paperboard	6	5	1	11	(2)
Pulp & Newsprint	(6)	(6)	6	(11)	8
Corporate	(19)	(5)	(12)	(24)	(31)
Total operating income (loss)	$(15)	$(12)	$(15)	$(27)	$(43)

High Purity Cellulose
Operating results for the three and six month periods ended June 27, 2020 were comparable and down $2 million, to the respective prior year periods. Higher commodity product sales volumes and lower costs, primarily driven by lower wood and chemical prices, were offset by a decrease of 16 percent and 17 percent in cellulose specialties sales volumes for the three and six month periods, respectively. Additionally, improved reliability provided benefits to the current six-month period. Cellulose specialties sales volumes were below original expectations primarily due to COVID-19 related demand weakness in automotive, industrial and construction end-markets in addition to delays in ocean shipments. Commodity product sales prices decreased 22 percent and 26 percent for the three and six month periods, respectively, driven by COVID-19 and China trade dispute related demand impacts on the larger commodity pulp and textile markets.
Compared to the first quarter of 2020, operating income improved by $12 million primarily from higher commodity product sales prices and volumes, and overall lower costs.
Forest Products
The operating loss for the three and six months ended June 27, 2020 improved $13 million and $16 million, respectively when compared to the same prior year periods, primarily due to the 10 percent and 8 percent increases in lumber prices, respectively, and lower costs driven by the curtailments of production. Gains were partially offset by lower sales volumes as a result of market downtime taken due to lower demand resulting from the COVID-19 pandemic. The Company incurred $12 million of duties in both the six months ended June 27, 2020 and June 29, 2019.
Compared to the first quarter of 2020, the operating loss increased by $3 million. The decline was driven by a 5 percent lower lumber sales volumes and a 4 percent decline in lumber prices primarily as a result of reduced demand early in the quarter due to the COVID-19 pandemic, partially offset by lower costs.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Paperboard
Operating income improved $6 million and $13 million for the three and six months ended June 27, 2020, respectively, when compared to the same prior year periods primarily due to lower raw material pulp prices.
Compared to the first quarter of 2020, operating income improved $1 million primarily due to lower transportation costs.
Pulp & Newsprint
Operating income for the three and six months ended June 27, 2020 declined $11 million and $19 million, respectively, when compared to the same prior year periods. The decline was primarily driven by decreases in high-yield pulp and newsprint sales prices during both the three and six months periods ended June 27, 2020 compared to the same prior year periods. In addition, newsprint sales volumes decreased by 43 percent and 21 percent during the three and six month periods ended June 27, 2020, respectively, due to weak demand and market related downtime resulting from the COVID-19 pandemic.
The operating loss was similar to the first quarter of 2020, with lower newsprint sales volumes offset by higher pulp sales prices.
Corporate
The operating loss for the three months ended June 27, 2020 was unfavorable by $7 million primarily due to higher non-cash amortization of technology costs and stock-based compensation expenses and an unfavorable change in the foreign exchange rates when compared to the same prior year quarter. The operating loss for the six months ended June 27, 2020, improved $7 million when compared to the same prior year period primarily due to overall reduced spending and a favorable change in the foreign exchange rates.
Compared to the first quarter of 2020, the operating loss was $14 million higher during the second quarter ended June 27, 2020. This was primarily driven by an unfavorable change in foreign exchange rates and the remeasurement of certain liabilities in Canada.
Non-Operating Expenses
Interest expense for the three and six months ended June 27, 2020, increased $1 million and $3 million, respectively, when compared to the same prior year periods, principally driven by increased interest margin related to the September 2019 amendment to the credit facilities, partially offset by lower debt levels.
Income Taxes
The second quarter 2020 and 2019 effective tax rate from continuing operations was a benefit of 59 percent and 34 percent, respectively. The 2020 effective tax rate benefit differs from the federal statutory rate of 21 percent primarily due to the release of certain valuation allowances related to nondeductible interest expense, benefits from the CARES Act, return to accrual adjustments, and tax credits, partially offset by nondeductible interest expense in the U.S., taxable income generated from the 2020 credit agreement amendment, increases to uncertain tax position reserves, nondeductible executive compensation, and lower tax deductions on vested stock compensation.
Cash Flows & Liquidity
For the three and six months ended June 27, 2020, the Company’s operations provided cash flows of $24 million and $11 million, respectively. Year-to-date working capital used $27 million, primarily due to an increase in the income tax receivable as a result of the CARES Act. Operating cash flows improved $37 million from the first quarter 2020.
For the three and six months ended June 27, 2020, the Company invested $10 million and $23 million respectively, in capital expenditures, which included approximately $5 million of strategic capital year-to-date.
The Company ended the second quarter of 2020 with $166 million of liquidity globally, including $49 million of cash, $98 million revolver availability in the U.S. and $19 million of availability on a factoring facility in France. Liquidity for the quarter improved $21 million, driven by a $10 million increase in revolver availability resulting from an amendment to the credit agreement and a $6 million improvement in cash driven by $16 million of Free Cash Flow in the quarter.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

The Company remains well within compliance with its second quarter covenants, including a Gross Secured Leverage Ratio of 4.8 times EBITDA compared to a covenant of less than 6.2 times and an Interest Coverage Ratio of 2.0 times compared to a covenant 1.6 times.
Market Assessment
A full year outlook for each of the Company’s segments is difficult to provide due to the uncertainty of the magnitude and timing of economic recovery due to the COVID-19 pandemic and the risk of supply chain disruptions beyond the control of the Company. As such, the Company has determined to suspend its guidance. The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
During the second quarter, as a direct result of the COVID-19 pandemic, the Company experienced a reduction in overall demand for its cellulose specialties products, driven by weakness in the automotive, industrial and construction end-markets, while demand for acetate tow, food and pharmaceutical end-markets remained relatively stable. The Company believes its diversified end-markets, and its customers’ focus on security of supply, provide greater earnings stability during times of uncertainty but do not eliminate the risk associated with the demand impact of COVID-19 on its end markets. The outlook for sales of cellulose specialties is highly dependent on the recovery of economic growth as the world emerges from the pandemic. For its commodity products, the pricing momentum of absorbent materials, primarily fluff pulp, experienced in the second quarter has dissipated and modest decreases have recently been experienced. Viscose pulp markets remain extremely weak as the U.S. tariffs on Chinese textiles combined with the global "stay at home" directives have significantly reduced demand for textiles and clothing.
Certain costs, specifically wood, energy and commodity chemical prices have declined from prior year levels. However, future input prices and availability of chemicals are difficult to predict due to the current unprecedented economic conditions. The Company is seeing increasing pressure on certain chemical and transportation costs. Logistics delays, especially as it relates to ocean transportation, could result in the variability of revenue recognition. Operations at all four high purity cellulose mills are running at or near normal levels. The Company will continue to optimize its commodity profile to maximize profitability and, if necessary, will curtail production to minimize impacts of reduced demand.
Forest Products
Early in the second quarter, stemming from the COVID-19 pandemic, lumber demand and prices declined rapidly causing producers to curtail approximately 30 percent (at peak) of North American lumber production capacity. Later in the quarter, the demand for lumber improved significantly while North American production rates have been slower to restart, resulting in a supply and demand imbalance. As a result, lumber sales prices have surged. Repair and remodel activity is the main catalyst for this market resurgence with strong demand for stud lumber, resulting in a rare premium for stud products above random length lumber. U.S. housing starts in June 2020 were approximately 1.2 million units, seasonally adjusted, which is an improvement from lows in April of 0.9 million units, but still 25 percent below the pre-COVID-19 February 2020 seasonally adjusted levels. As a result of the improved pricing, the Company is currently operating its lumber assets near full capacity.
As announced in January by the U.S. Department of Commerce, the Company expects duties on softwood lumber imported into the U.S. to be reduced from 20 percent to 8 percent later in 2020 or early 2021. Since 2017, the Company has paid approximately $72 million in duties.
Paperboard
COVID-19 has had a muted impact on Paperboard sales and profitability has benefited from lower input costs offset by some sales mix decline. Paperboard for packaging and lottery markets have been generally resilient, while commercial printing has shown weakness. The Company expects stable sales volumes and to operate the paperboard assets at normal levels going forward.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp & Newsprint
After significant improvements in high yield pulp demand and pricing at the beginning of the year, the weakness in the broader paper pulp market caused by the COVID-19 pandemic is now negatively impacting pricing of high yield pulp products. Overall input costs have remained stable and the Company expects to produce at normal levels for the near future. However, a further deterioration of markets could require modest downtime to control inventory levels.
Demand for newsprint products has declined approximately 23 percent since the beginning of the year resulting in reduced sales prices and volumes, while input costs have remained stable. In response, North American producers have announced production downtime, resulting in reduced newsprint production capacity of approximately 33 percent. The Company intends to manage its production based on demand to maximize profitability and optimize cash flows until the market stabilizes.
Conclusion
"Despite the challenges from COVID-19, we believe that our core High Purity Cellulose segment represents a solid foundation to grow our business as we emerge from the unprecedented challenges and uncertainties in the global economy. With the earnings potential of our assets well above current levels, we continue to focus on operating safely, reducing costs and improving cash flow and liquidity. We believe that our business is resilient and the actions we have taken to increase financial flexibility in the near term will allow us to realize our potential in the post-pandemic world.” concluded Mr. Boynton.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, August 5, 2020 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, August 19, 2020. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13707294.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 4,000 people and generates approximately $1.8 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Business and Operating Risks Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represented approximately 33% of our 2019 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; we may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; and Public health crises such as epidemics or pandemics could have a material adverse effect on our financial condition, liquidity or results of operations - specifically, we are subject to risks associated with the COVID-19 pandemic and related impacts, which have had, and we expect will continue to have, a material adverse effect on our business, the nature and extent of which are highly uncertain and unpredictable Debt-Related Risks While the Company has entered into an amendment (the “Amendment”) to its Senior Secured Credit Facilities (as amended by the Amendment, the “Credit Agreement”), there can be no assurances that the Company will continue in full compliance with the amended covenants provided in the Credit Amendment; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; and we may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
June 27, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 27, 2020	March 28, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net Sales	$397	$410	$450	$807	$891
Cost of Sales	(377)	(399)	(432)	(776)	(866)
Gross Margin	20	10	18	31	26
Selling, general & administrative expenses	(22)	(20)	(20)	(43)	(49)
Duties	(6)	(6)	(7)	(12)	(12)
Foreign exchange gains (losses)	(4)	6	(2)	2	3
Other operating income (expense), net	(4)	(2)	(4)	(5)	(11)
Operating Income (Loss)	(15)	(12)	(15)	(27)	(43)
Interest expense	(16)	(15)	(14)	(31)	(28)
Interest income and other, net	(1)	1	—	—	2
Income (Loss) From Continuing Operations Before Income Taxes	(32)	(26)	(29)	(58)	(69)
Income tax benefit (expense)	19	2	10	21	21
Income (Loss) from Continuing Operations	$(13)	$(25)	$(19)	$(38)	$(47)
Income (loss) from discontinued operations, net of taxes	—	1	4	1	10
Net Income (Loss) Attributable to the Company	(13)	(24)	(15)	(37)	(37)
Mandatory convertible stock dividends	—	—	(3)	—	(7)
Net Income (Loss) Available to Common Stockholders	$(13)	$(24)	$(18)	$(37)	$(44)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$(0.20)	$(0.39)	$(0.46)	$(0.60)	$(1.10)
Income from discontinued operations	—	0.01	0.09	0.01	0.21
Net income (loss) per common share - Basic	$(0.20)	$(0.38)	$(0.37)	$(0.59)	$(0.89)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$(0.20)	$(0.39)	$(0.46)	$(0.60)	$(1.10)
Income from discontinued operations	—	0.01	0.09	0.01	0.21
Net income (loss) per common share - Diluted	$(0.20)	$(0.38)	$(0.37)	$(0.59)	$(0.89)

Shares Used for Determining:
Basic EPS	63,235,151	62,982,735	49,572,055	63,111,058	49,282,418
Diluted EPS	63,235,151	62,982,735	49,572,055	63,111,058	49,282,418
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 27, 2020 (Unaudited)
(millions of dollars)

	June 27, 2020	December 31, 2019
Assets
Cash and cash equivalents	$49	$64
Other current assets	546	510
Property, plant and equipment, net	1,267	1,316
Other assets	583	590
	$2,445	$2,480
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$14	$19
Other current liabilities	291	267
Long-term debt and finance lease obligations	1,061	1,063
Non-current environmental liabilities	159	160
Other non-current liabilities	271	288
Total stockholders’ equity	649	683
	$2,445	$2,480
B

Condensed Consolidated Statements of Cash Flows
June 27, 2020 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 27, 2020	June 29, 2019
Operating Activities:
Net income (loss)	$(37)	$(37)
Income from discontinued operations	(1)	(10)
Adjustments:
Depreciation and amortization	73	71
Other items to reconcile net income to cash provided by operating activities	11	(8)
Changes in working capital and other assets and liabilities	(35)	(11)
Cash provided by (used for) operating activities- continuing operations	11	4
Cash provided by (used for) operating activities- discontinued operations	—	14
Cash Provided by (Used for) Operating Activities	11	18

Investing Activities:
Capital expenditures	(23)	(59)
Cash provided by (used for) investing activities-continuing operations	(23)	(59)
Cash provided by (used for) investing activities-discontinued operations	—	(1)
Cash Provided by (Used for) Investing Activities	(23)	(60)

Financing Activities:
Changes in debt	—	44
Dividends paid	—	(15)
Common stock repurchased, net of issuances	—	(6)
Debt issuance costs	(3)	—
Cash provided by (used for) financing activities-continuing operations	(4)	23
Cash provided by (used for) financing activities-discontinued operations	—	—
Cash Provided by (Used for) Financing Activities	(4)	23

Cash and Cash Equivalents:
Change in cash and cash equivalents	(15)	(19)
Net effect of foreign exchange on cash and cash equivalents	—	—
Balance, beginning of year	64	109
Balance, end of period	$49	$90
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
June 27, 2020 (Unaudited)

	Three Months Ended			Six Months Ended
	June 27, 2020	March 28, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,309	$1,306	$1,310	$1,307	$1,297
Commodity Products	$620	$590	$792	$606	$822
Forest Products ($ per thousand board feet):
Lumber	$391	$407	$356	$399	$371
Paperboard ($ per metric ton):
Paperboard	$1,091	$1,107	$1,117	$1,100	$1,109
Pulp & Newsprint ($ per metric ton):
Pulp	$493	$463	$539	$478	$555
Newsprint	$412	$417	$508	$415	$546

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	123	123	146	246	295
Commodity Products	122	113	71	234	158
Forest Products (millions of board feet):
Lumber	142	149	180	290	328
Paperboard (thousands of metric tons):
Paperboard	40	46	45	85	88
Pulp & Newsprint (thousands of metric tons):
Pulp	53	52	64	105	100
Newsprint	27	40	47	67	85

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 27, 2020 (Unaudited)

EBITDA by Segment (a):	Three Months Ended June 27, 2020
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(4)	$6	$(5)	$5	$(16)	$(13)
Depreciation and amortization	2	4	1	26	2	35
Interest expense, net	—	—	—	—	16	16
Income tax expense	—	—	—	—	(19)	(19)
EBITDA	$(2)	$10	$(4)	$31	$(17)	$19

	Three Months Ended June 29, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(16)	$1	$7	$6	$(17)	$(19)
Depreciation and amortization	2	4	1	28	—	35
Interest expense, net	—	—	—	—	14	14
Income tax expense	—	—	—	—	(10)	(10)
EBITDA	(14)	5	8	34	(13)	20
Non-recurring expense	—	—	—	—	1	1
Adjusted EBITDA	$(14)	$5	$8	$34	$(12)	$21

EBITDA by Segment (a):	Six Months Ended June 27, 2020
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(5)	$11	$(10)	$—	$(35)	$(38)
Depreciation and amortization	5	8	2	57	2	73
Interest expense, net	—	—	—	—	31	31
Income tax expense	—	—	—	—	(21)	(21)
EBITDA	$—	$19	$(8)	$57	$(22)	$46

	Six Months Ended June 29, 2019
	Forest Products	Paperboard	Pulp & Newsprint	High Purity Cellulose	Corporate & Other	Total
Income (loss) from continuing operations	$(22)	$(1)	$11	$2	$(38)	$(47)
Depreciation and amortization	4	8	2	57	—	71
Interest expense, net	—	—	—	—	28	28
Income tax expense	—	—	—	—	(21)	(21)
EBITDA	$(18)	$7	$13	$59	$(31)	$30
Non-recurring expense	—	—	—	—	1	1
Adjusted EBITDA	$(18)	$7	$13	$59	$(30)	$31
(a) EBITDA is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management. Adjusted EBITDA is defined as EBITDA adjusted for items management believes do not represent core operations. Management believes this measure is useful to evaluate the Company's performance.
E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 27, 2020 (Unaudited)
(millions of dollars, except per share information)

	Six Months Ended
Adjusted Free Cash Flows (a):	June 27, 2020	June 29, 2019
Cash provided by operating activities of continuing operations	$11	$4
Capital expenditures	(17)	(50)
Adjusted Free Cash Flows	$(7)	$(46)
(a) Adjusted free cash flows is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	June 27, 2020	December 31, 2019
Current maturities of long-term debt	$14	$19
Long-term debt & finance lease obligation	1,061	1,063
Total debt	1,075	1,082
Original issue discount, premiums and debt issuance costs	8	6
Cash and cash equivalents	(49)	(64)
Adjusted Net Debt	$1,035	$1,024
(a) Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 27, 2020 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 27, 2020		March 28, 2020		June 29, 2019		June 27, 2020		June 29, 2019
Adjusted Operating Income (Loss) and Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$(15)		$(12)		$(15)		$(27)		$(43)
Non-recurring expense (a)	—		—		1		—		1
Adjusted Operating Income (Loss)	$(15)		$(12)		$(14)		$(27)		$(42)

Income (Loss) from Continuing Operations	$(13)	$(0.20)	$(25)	$(0.39)	$(19)	$(0.46)	$(38)	$(0.60)	$(47)	$(1.10)
Non-recurring expense (a)	—	—	—	—	1	0.02	—	—	1	0.02
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted Income (Loss) from Continuing Operations	$(13)	$(0.20)	$(25)	$(0.39)	$(18)	$(0.44)	$(38)	$(0.60)	$(46)	$(1.08)

(a) Adjusted Operating Income (Loss) is defined as operating income adjusted for non-recurring costs related to the Company’s review of its commodity asset portfolio. Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for non-recurring costs related to the Company’s review of its commodity asset portfolio. Adjusted operating and net income (loss) are not necessarily indicative of results that may be generated in future periods.

G